EXHIBIT 10.2

Summary of Additional Compensation for Non-Management Chairs of the Board of Directors

and Board Committees of Memry Corporation, as approved on December 8, 2004

Chairman of the Board Annual Cash Retainer: $8,000

Audit Committee Chair Annual Cash Retainer: $12,000

Compensation Committee Chair Annual Cash Retainer: $6,000

Corporate Governance and Nominating Committee Chair Cash Retainer: $4,000